Exhibit 99.2

Advance Display Technologies, Inc. Going-Private Filings Updated

Temecula, California (Business Wire) – September 14, 2010 – Advance Display Technologies, Inc. (“ADTI”) (OTC BB: ADTI) announced today that additional information concerning its pending going-private transaction has been filed with the Securities and Exchange Commission.  This additional information was filed by the group taking the Company private via a short form merger  (the “Filing Persons”) by amending their previously filed Schedule 13E-3 Transaction Statement.    The Filing Persons are also mailing  a supplement to the Transaction Statement to ADTI’s shareholders containing the additional information.  In addition, ADTI has filed a copy of the supplement with the SEC on a Form 8-K and the Filing Persons have attached the Supplement as an exhibit to the amended Schedule 13E-3 Transaction Statement.  The Form 8-K, as well as the Filing Persons’ amended Transaction Statement, may be reviewed on EDGAR, the SEC’s database of online corporate financial information, at http://www.sec.gov/edgar.shtml.

In light of the mailing of the supplement to stockholders, the Filing Persons have postponed the effective date of the merger to September 23, 2010 at 5:00 p.m. Eastern Standard Time, rather than on or about September 17, 2010, as initially proposed.  Therefore, stockholders who wish to avoid being included in the merger, or who wish to change the number of shares they own so as to avoid being cashed out or alternatively continuing as stockholders in the post-merger surviving entity, as the case may be, may do so by effecting a trade or other transfer of some or all of their shares prior to the effective date of September 23, 2010 at 5:00 p.m. Eastern Standard Time.

Questions concerning this release or the going private merger transaction should be directed to James P. Martindale, President of ADTI, at (951) 795-4446.

End of Press Release